Exhibit 99.1
PRESS RELEASE

Flex Appoints Dr. Todd M. Fruchterman as President, Reliability Solutions Segment

San Jose, Calif., November 23, 2020 – Flex (NASDAQ: FLEX) announced the appointment of Dr. Todd M. Fruchterman as president of the Reliability Solutions segment, effective November 30, 2020. As part of the company’s succession planning, Dr. Fruchterman’s appointment follows Paul Humphries’s notice of his retirement, effective November 30, 2020 with a transition period ending March 31, 2021.

Dr. Fruchterman brings a wealth of experience to his role at Flex with deep knowledge in regulated businesses. He will oversee the company’s Reliability Solutions segment comprised of the Automotive, Health Solutions and Industrial business units. He will be responsible for driving the segment’s strategy to accelerate growth, expand design-led engagements, and capitalize on the synergies across the organization.

Most recently, Dr. Fruchterman was the president & general manager of Medical Solutions at 3M Company, the largest division in the company, where he delivered transformational acquisitions and global above-market, profitable growth. Over his nine plus year tenure at 3M, he held multiple roles including president of Critical and Chronic Care Solutions, and senior vice president of R&D and Regulatory Affairs, chief technology officer (CTO) & chief medical officer (CMO) of 3M Health Care, where he was also a member of the Corporate Technical Operating Committee. Prior to joining 3M, Dr. Fruchterman was executive vice president, CTO and CMO at Kinetic Concepts, Inc., in San Antonio, Texas. In his 23-year career, he has also held various positions at Johnson & Johnson, including leading worldwide biosurgical R&D for the Ethicon division; Schering-Plough Corporation, where he directed medical and strategic marketing for the hepatitis business; and Response Genetics, Inc., where he held the positions of president, chief executive officer, and chief operating officer. Dr. Fruchterman received his Bachelor of Arts in Biological Basis of Behavior and Medical Doctorate degrees from the University of Pennsylvania, and his Ph.D. in Physiology and Biophysics at the University of Louisville, Kentucky.

“On behalf of our employees at Flex and our Board of Directors, I want to thank Paul for his contributions during his 21-year career at the company and wish him the very best in his retirement,” said Revathi Advaithi, CEO at Flex.

Advaithi continued, “At Flex, our Reliability Solutions segment, now more than ever during the COVID-19 pandemic, plays a critical role in delivering essential products that create value and improve people’s lives. I’m delighted to welcome Todd to the team. I am confident that with his experience managing large, regulated businesses, he will build on our long-term strategy to drive profitable growth through differentiated technology and manufacturing expertise for our Reliability businesses.”

About Flex

Flex (Reg. No. 199002645H) is the manufacturing partner of choice that helps a diverse customer base design and build products that improve the world. Through the collective strength of a global workforce across 30 countries and responsible, sustainable operations, Flex delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets. For more information, visit flex.com.

Contacts

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Senior Director, Corporate Communications
(408) 797-7130
Silvia.Gianelli@flex.com

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David Rubin
Vice President, Investor Relations
(408) 577-4632
David.Rubin@flex.com